Exhibit 21.1

SUBSIDIARIES OF SVMK INC.

Name of Subsidiary	Place of Incorporation
SurveyMonkey Inc.	Delaware
SurveyMonkey Global Holdings UC	Ireland
SurveyMonkey Europe UC	Ireland
SurveyMonkey Canada Inc.	Canada